EXHIBIT F-1

                                       June 21, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      The Cincinnati Gas & Electric Company/File No. 70-

Ladies and Gentlemen:

         I am Associate General Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") and its subsidiaries, including The Cincinnati Gas & Electric Company ("CG&E"). This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 (such application-declaration, including any amendments thereto, the "Application") being filed today by CG&E (in such capacity, "Applicant").

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

        1.        Applicant is validly organized and duly existing.

        2. Applicant will comply with all state laws applicable to its participation in the proposed transactions.

        3. Applicant will legally acquire any assets being acquired by it as contemplated in the Application, namely, the Facility (as therein defined).

        4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Commission's order or orders granting and permitting the Application to become effective.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Act. I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II